Exhibit 99.1

NEWS RELEASE

Contacts:	Investors:	Media:

	Brad Samson	Audrey McDill
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mcdill@trizetto.com

TriZetto Announces 2005 Guidance of $0.26 to $0.32 EPS

and $20 to $24 Million of Free Cash Flow,

and Reconfirms 2004 Earnings Guidance

NEWPORT BEACH, Calif. – January 14, 2005 –The TriZetto Group, Inc. (Nasdaq:TZIX) today announced its initial guidance for 2005 of approximately $280 million in revenue, $43 to $45 million of EBITDA1, $0.26 to $0.32 earnings per share (EPS) and $20 to $24 million of free cash flow2. The company also reconfirmed its previous guidance for 2004 EPS of $0.12 to $0.17. Management anticipates announcing final audited results for 2004 on February 11, 2005.

“TriZetto’s success in 2004 was driven by operational improvements in our sales processes as well as in every business unit,” said Jeff Margolis, TriZetto’s Chairman and CEO. “We have been systematically replacing lower-margin business lines from our portfolio with higher-margin new products and services while significantly reducing our cost structure. Our 2005 guidance builds on these business improvements and reflects our continuing emphasis on margin expansion, earnings and cash flow growth.” Kathleen Earley, TriZetto’s President and COO added, “We will continue to refine and invest in our leading portfolio of products and services and are focusing our energies on the highest-demand areas that position our customers to win in consumer directed healthcare, care management, direct electronic connectivity, managed Medicare and managed Medicaid.”

For the full year 2005, TriZetto expects to generate approximately $280 million in revenue, representing 12% growth from an adjusted continuing operations revenue base of approximately $250 million. The continuing operations revenue base reflects the loss of a large customer that was acquired, a health plan customer that shut down and other 2004 revenue from certain lines of business the company chose to exit in 2004. Revenue from new sales is expected to contribute, on average, higher margins than exited businesses. The company anticipates generating between $43 and $45 million of EBITDA, and between $0.26 and $0.32 of EPS, on a diluted share count of approximately 45 million. This represents a 53% to 167% increase over 2004 EPS expectations. Capital expenditures in 2005 are expected to be between $18 and $20 million. “We anticipate generating $20 to $24 million of free cash flow in 2005,” added CFO Jim Malone.

For the first quarter of 2005, which reflects some seasonality in revenue mix and costs, the company expects revenue of approximately $62 to $67 million, between $8 and $10 million of EBITDA, and between $0.00 and $0.05 of EPS on a diluted share count of approximately 44 million.

The company is evaluating the timing and effects of adopting Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which affects accounting for stock options and other forms of stock-based compensation. This revised statement was issued in December 2004 and is effective July 1, 2005. The company’s guidance for 2005 does not reflect the effect of applying the new accounting rules.

About TriZetto

TriZetto serves the payer market, which is comprised primarily of national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company offers a broad portfolio of information technology products, including software, services and consulting, tailored to the needs of healthcare payers. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenues, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of our customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s investor relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of January 14, 2005. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The TriZetto Group, Inc.

Reconciliation of Non-GAAP Financial Measures to Net Income

2005 Guidance

($ In Millions)

Unaudited

Reconciliation of GAAP Net Income to EBITDA and Free Cash Flow:

	3 Months Ending March 31, 2005	Year Ending December 31, 2005
Net income	$0 - $2	$12 - $14
Depreciation and amortization	6.9	27.6
Interest expense, net	0.5	2.0
Provision for income taxes	0.3	1.3

EBITDA[1]	$8 - $10	43 - 45

Interest expense, net		(2.0)
Provision for income taxes		(1.3)
Capital expenditures		(20) - (18)

Free cash flow[2]		$20 - $24

[1]	The company defines EBITDA as net income (loss) before interest, taxes, depreciation and amortization, restructuring and related impairment charges, one-time provisions for expected future contractual losses and other non-recurring events, amortization of deferred stock compensation and intangible assets, and impairment charges. Other companies may calculate EBITDA differently. EBITDA is a non-GAAP measure of profitability and is a widely accepted financial indicator of a company’s ability to service debt. EBITDA should not be considered in isolation or as an alternative to net income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) nor construed as an indicator of operating performance or as a measure of liquidity.
[2]	The company defines free cash flow as EBITDA less interest expense (income), tax provision (benefit) and capital expenditures. Other companies may calculate free cash flow differently. Free cash flow is a non-GAAP measure of profitability, which management believes provides additional information for investors to evaluate the company's financial performance. Free cash flow should not be considered in isolation or as an alternative to net income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) nor construed as an indicator of operating performance or as a measure of liquidity.

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